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                                                                    Exhibit 23.4

                  CONSENT OF U.S. BANCORP PIPER JAFFRAY INC.

   We refer to the joint proxy statement/prospectus (the "Proxy Statement") which forms a part of the Registration Statement on Form S-4 of iPrint Technologies, inc. ("iPrint"), in connection with the business combination of iPrint and Wood Alliance, Inc. ("Wood").
   We hereby consent to the inclusion in the Proxy Statement of our opinion letter to the board of directors of iPrint, dated as of June 22, 2001 and appearing as Appendix E to the Proxy Statement and to the references of our firm name in the following sections of the Proxy Statement: "Summary of the Joint Proxy Statement/Prospectus -- Opinion of iPrint's Financial Advisor," "The Merger -- Background of the Merger," "The Merger -- Reasons for the Merger -- iPrint's Reasons for the Merger" and "The Merger -- Opinion of iPrint's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Proxy Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

U.S. BANCORP PIPER JAFFRAY INC.

By:  /s/ CHRIS HEADRICK
      ----------------------
   Name: Chris Headrick
   Title: Vice President
   August 31, 2001